Exhibit 99.1
FOR IMMEDIATE RELEASE

                RCN ANNOUNCES $50 MILLION PRIVATE PLACEMENT
         PROCEEDS TO BE USED TO REPURCHASE CERTAIN DEBT SECURITIES

         PRINCETON, N.J., May 29, 2001 -- RCN Corporation (Nasdaq: RCNC) announced today that Red Basin, LLC, an entity formed by Walter Scott, Jr. together with certain family members and trusts, has agreed to purchase $50 million worth of common stock and warrants of RCN. RCN intends to use the proceeds therefrom to repurchase debt securities in a tender offer. Mr. Scott is a member of the board of directors of RCN and is Chairman of Level 3 Communications, Inc., one of RCN's largest shareholders.

         Under the terms of the private placement, Red Basin will purchase for $50 million approximately 7.66 million shares of common stock and warrants to acquire approximately 3.83 million shares of common stock. The purchase price of the common stock (and accompanying warrants) is approximately $6.53 per share of common stock, which is based on the average of the closing prices of RCN common stock for the 5 trading days ending on Friday, May 25, 2001. The warrants have a term of 4-1/2 years and an exercise price equal to $12.928 per share (approximately two times the purchase price for the common stock). The private placement is subject to certain conditions, including the purchase of $50 million in debt securities and other customary conditions.

         RCN intends to commence a "Modified Dutch Auction" tender offer financed by the proceeds of the private placement for certain of its 10% Senior Notes due 2007, 10-1/8% Senior Notes due 2010, 9.80% Senior Discount Notes due 2008, 11% Senior Discount Notes due 2008 and 11-1/8% Senior Discount Notes due 2007. RCN intends to accept such tenders as will result in approximately $10 million being spent to repurchase each series of Notes. RCN reserves the right to change the $10 million per series of Notes allocation; if any such reallocation occurs, the tender offer would remain open for at least 10 business days thereafter. The range of prices (per $1,000 principal amount of Notes) at which RCN expects to accept tenders of Notes is set forth in the table below.


           Series of Notes                  Price Range
           ---------------                  -----------
                                            (per $1000)
10% Senior Notes                            $480 - $530
10-1/8% Senior Notes                        $435 - $485
9.80% Senior Discount Notes                 $280 - $330
11% Senior Discount Notes                   $270 - $320
11-1/8% Senior Discount Notes               $300 - $350

         Under the "Modified Dutch Auction" procedure, at the expiration of the tender offer, RCN would accept tenders of Notes in the following order: first, tenders of Notes at the lowest end of the range specified in the table above in respect of each series of Notes and continuing with tenders in order of increasing offer price until RCN has spent $10 million per each series of Notes. RCN would then pay to all holders whose tenders are accepted the highest price specified for the applicable series of Notes that are accepted for purchase by the RCN (each a "Purchase Price"), even if that price is higher than the price specified by such holder. If the aggregate principal amount of Notes tendered at the Purchase Price exceeds the maximum amount of Notes that may be accepted by RCN at the Purchase Price under the foregoing procedure, all securities tendered at prices below the applicable Purchase Price will be accepted, and acceptances of tenders at the Purchase Price will be allocated among holders on a pro rata basis according to the principal amount so tendered.

         The consummation of the tender offer would be subject to certain conditions, including the tender of Notes in exchange for aggregate consideration of $50 million, obtaining a waiver to permit the debt repurchase under RCN's credit agreement from the lenders who are party thereto, the satisfaction or waiver of the conditions to the $50 million private placement and other customary conditions.

         RCN intends to commence the tender offer in the next few days, with the tender offer to expire 20 business days thereafter, unless extended. The consummation of the private placement is expected to occur concurrently with the consummation of the tender offer.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase, or an offer of securities with respect to any Notes. The tender offer may only be made pursuant to the terms of an Offer to Purchase and related Letter of Transmittal.

About RCN

         RCN Corporation (Nasdaq: RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.

         RCN's Megaband(TM) Network is a unique broadband fiber-optic platform capable of offering a full suite of communications services -- including fully featured voice, video and high-speed Internet -- to residential customers. The network employs SONET ring backbone architecture, and localized nodes built to ensure RCN's state-of-the-art fiber optics travel to within 900 feet of RCN customers, with fewer electronics and lower maintenance costs than existing local networks. RCN's high-capacity local fiber-optic networks target densely populated areas comprising 44% of the US residential communications market spread over just 6% of its geography.

About Red Basin, LLC

         Red Basin, LLC, is a Nebraska limited liability company formed by Walter Scott, Jr., together with certain family members and trusts. Mr. Scott is currently a member of the board of directors of RCN Corporation and is Chairman of Level 3 Communications, Inc., one of RCN's largest shareholders.

Forward-Looking Statements

         Some of the statements made by RCN in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventory and programming, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the competitive environment in which RCN operates and RCN's ability to satisfy the conditions to the private placement and related debt repurchase. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

Contact:

Valerie Haertel, RCN Investor Relations, (609) 734-3816